                                                                   EXHIBIT 2.2


                          SALE AND PURCHASE AGREEMENT


         THIS AGREEMENT OF PURCHASE AND SALE ("Agreement") is made between MADISON PROPERTY I, L.P. ("Seller") and PRICE/BAYBROOK, LTD. ("Buyer"), a Texas limited partnership. CHICAGO TITLE INSURANCE COMPANY ("Escrow Agent") joins in this Agreement for the purposes set forth below. The effective date of this Agreement (the "Effective Date") shall be the date on which the last of the Seller or Buyer sign this Agreement below.

         WHEREAS, Seller is the owner of certain real property known as the Broadmoor Village Shopping Center, consisting of land totaling approximately
6.34 acres in size, which land is more particularly described in Exhibit A attached hereto, improved with two buildings having approximately 62,000 rentable square feet of space, located at the northeast corner of Centerville Road and Broadmoor Drive in Dallas, Texas (collectively the "Property").

         AND, WHEREAS, Seller has agreed to sell the Property to Buyer, and Buyer has agreed to purchase the Property from Seller, under all of the terms set forth herein.

         NOW, THEREFORE, for good and valuable consideration, Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, the Property, together with (i) all minerals, oil, gas and other hydrocarbon substances on and under the Property, (ii) all development rights, air rights, water, water rights and water stock relating to the Property, (iii) any other easements, rights-of-way or appurtenances owned by Seller and used in connection with the beneficial operation, use and enjoyment of the Property,
(iv) all rights of Seller in and to public and private streets, roads, avenues, alleys and passageways, sidewalks, driveways, parking areas and areas adjacent thereto or used in connection therewith (open or proposed, in front of or abutting the Property), (v) all rights of Seller in any land lying in the bed of any existing or proposed street adjacent to the Property, (vi) all strips or gores of land adjoining the Property, (vii) any awards made or to be made and any unpaid award for damage to the Property by reason of any change of grade of any such street, road, avenue, alley or passageway, (viii) all improvements and fixtures located or to be located on the Property, including, without limitation, all buildings and structures presently located on the Property or to be located thereon, (ix) all apparatus, equipment and appliances presently located on the Property and used in connection with the operation or occupancy thereof, such as heating and air conditioning systems and facilities used to provide any utility services, parking services, refrigeration, ventilation, garbage disposal, recreation or other services thereto, (x) all landscaping and leasehold improvements of tenants, if any, which become the property of the owner of the Property, (xi) all leases, occupancy agreements and other similar agreements to which Seller is a party or by which it is bound, including all modifications, extensions and renewals thereof, and any guarantees of any of the foregoing, with respect to or demising any part of the Property or the improvements thereon, (xii) all income, receipts, funds and revenues of any kind whatsoever payable under the leases or otherwise with respect to all or any portion of the Property or the improvements thereon, (xiii) all of the interest of Seller in any intangible personal property which relates to and is reasonably
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required for the operation and functioning of the Property or the improvements thereon generally, as well as any and all warranties, guarantees, permits, contracts and other rights owned by Seller relating to the ownership, operation or functioning of all or any part of the Property (including without limitation all third party guarantees and warranties, express or implied, in connection with the construction of the improvements thereon), and (xiv) all personal property owned by Seller and located at such Property, under all of the following terms and conditions:

         1.      Price and Deposit.

                 1.01 Purchase Price. The purchase price for the Property (the "Purchase Price") shall be $4,750,000.00.

                 1.02 Payment. The Purchase Price shall be paid as follows:

                          (a)     On the Effective Date of this Agreement,
Buyer shall pay an amount of $100,000.00 (the "Deposit") to the Escrow Agent, which Deposit shall be held by the Escrow Agent in accounts investing solely in government securities or government insured, as approved by Seller and Buyer. Any interest earned on the Deposit shall be deemed part of the Deposit and paid together with the principal portion of the Deposit according to the terms hereof. The Deposit shall be credited against the Purchase Price, returned to Buyer or forfeited to Seller in accordance with the terms of this Agreement.

                          (b)     Upon closing under this Agreement, the
Deposit and the remainder of the Purchase Price, subject to closing adjustments provided herein, shall be paid by wire transfer of funds to Seller's account.

         2.      Review of Property.

                 2.01 Property Information. Within 5 business days after the Effective Date, Seller shall deliver to Buyer, or make available for review by Buyer, copies of the following documents to the extent in the Seller's possession or in the possession of the Seller's property manager:

                          (a)     Monthly operating statements in the form
periodically maintained by Seller for the calendar year to date and for the immediately preceding two calendar years.

                          (b)     The most recent rent roll statement in the
form and with the information maintained by Seller from time to time.

                          (c)     All leases (with any amendments thereto) of
any portions of the Property which are in effect on the Effective Date, together with all correspondence with tenants and Seller's files related thereto.





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                          (d)     A survey of the Property prepared for Seller
and dated July, 1996, and any (if any) plans and specifications relating to the Property.

                          (e)     The bill(s) for real estate taxes and
assessments for the preceding two tax/fiscal years and, if available, for the current tax/fiscal year.

                          (f)     A copy of an environmental audit prepared for
Seller and dated May, 1994, as well as copies of any other (if any) environmental audits in Seller's possession.

                          (g)     A copy of an engineering report prepared for
Seller and dated May, 1994, as well as copies of any other (if any) engineering reports in Seller's possession.

                          (h)     A list of all capital expenditures on the
Property in the preceding two year period.

                          (i)     A redacted copy of the Seller's current
property insurance policy for the Property.

                          (j)     All contracts or agreements for property
management, maintenance, janitorial services, trash removal, landscaping, snow removal, HVAC maintenance and other ongoing services provided to Seller in connection with the Property.

                          (k)     A list of any personal property owned by
Seller and located at the Property.

                          (l)     Any certificates of occupancy (if any)
relating to the Property.

                          Buyer acknowledges and agrees that Buyer shall be
responsible for verifying through Buyer's own due diligence the accuracy and completeness of all documents and information, including the foregoing, provided by Seller to Buyer, and any reliance by Buyer on such documents and information shall be at Buyer's own risk. In addition, Buyer expressly acknowledges and agrees that Seller shall not be obligated to furnish, nor shall Buyer be entitled to review or have access to, internal memoranda or internal work product which are in the possession or control of Seller. However, the foregoing shall not limit the effectiveness of any representations or warranties expressly set forth herein.

                 2.02 Study Period. Buyer shall have a period, commencing upon the Effective Date and extending for 35 calendar days thereafter (the "Study Period"), in which to determine in its discretion if Buyer wishes to purchase the Property. If Buyer shall conclude that it elects to not purchase the Property, then Buyer shall so notify Seller on or prior to the date on which the Study Period expires, in which event the Deposit shall be returned to Buyer and the parties shall have no further liability hereunder (except as may be expressly provided herein upon termination). In the event Buyer does not so notify Seller prior to expiration of the Study Period, Buyer shall be





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deemed to have automatically waived its right to terminate this Agreement, and the parties shall proceed to closing in accordance with the terms of this Agreement.

                 2.03 Right of Entry. During the Study Period, Buyer and its agents shall have the right to enter the Property for the purpose of examining the environmental, structural and other physical conditions of the Property. In addition, Buyer shall have the right to interview tenants at the Property during the Study Period, provided that Buyer notifies Seller in advance and affords Seller an opportunity to attend such interviews. In exercising such right of entry, the Buyer agrees to not unreasonably or materially interfere with the operation of the Property or the rights of tenants therein. Furthermore, Buyer shall not take any core samples, install any monitoring wells or undertake any other invasive tests or studies without the Seller's prior written consent, which consent shall not be unreasonably withheld or delayed. In all events, Buyer shall fully repair and restore the Property if any physical damage is caused by the exercise of such rights. Likewise, Buyer acknowledges and agrees that Seller makes no representations or warranties of any kind regarding the physical (including environmental and structural) condition of the Property, except as may be expressly stated herein (if at all), and Buyer shall rely entirely on Buyer's own examinations and inspections of the Property in determining whether to purchase the Property. Buyer hereby indemnifies and holds harmless Seller from and against any and all liability, losses and damages (whether actual, direct, indirect, incidental or consequential), suits, claims, actions or other proceedings (including attorneys' fees), and costs and expenses (including the costs of restoration, remediation and other similar activities) arising from any damage to property or injury to person caused during any entry onto the Property by Buyer or any of its employees, agents, contractors or consultants. The foregoing indemnity shall survive any termination of this Agreement for a period of 1 year.

                 2.04 Legal Review Period. After the Effective Date, Buyer shall have the right to obtain a current survey according to the Buyer's requirements ("Survey") and a title insurance commitment with legible copies of all exceptions stated therein ("Title Commitment") with respect to the Property. On or before a date which is the earlier of (i) 15 calendar days after the later of Buyer's receipt of the Survey or Buyer's receipt of the Title Commitment, or (ii) the date on which the Study Period expires, Buyer shall notify Seller in writing of any defect in title to the Property or of any other matter which is indicated on the Survey or Title Commitment to which Buyer objects. If Buyer does so notify Seller of a defect in title or other matter objectionable to Buyer within the prescribed time, Seller shall have 15 calendar days in which to determine whether to cure the defect or other matter so objected to by Buyer and to notify Buyer of Seller's decision in this regard; however, Seller shall not be required or obligated to expend any amount of money or take any other action to cure such defect or other matter. If Seller is unable to cure the defect or other matter so objected to by Buyer to the reasonable satisfaction of Buyer, Buyer shall have the right (i) to waive such defect or other matter and take title to the Property without any adjustment in the Purchase Price, or (ii) to terminate this Agreement and receive a return of the Deposit. In all events, Seller will cause to be paid off and released any mortgage or deed of trust encumbering title to the Property at closing, provided that if Seller is unable to obtain a release of any mortgage or deed of trust through payment of Seller's net proceeds of sale (and Seller is unable or unwilling to pay any additional amounts necessary to obtain such release), then Seller shall have the option





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of terminating this Agreement, whereupon the Deposit shall be returned to Buyer and Seller shall reimburse to Buyer the verifiable out-of-pocket costs incurred by Buyer in connection with this Agreement up to an amount of $75,000.00. In the event that Buyer fails to initially notify Seller in writing of a defect or other objectionable matter within the prescribed time as described above, or Buyer fails to terminate the Agreement within the prescribed time upon Seller's failure to cure the defect or other matter to Buyer's reasonable satisfaction, Buyer shall be deemed to have automatically waived any objection to the state of title to the Property or to any matter shown on the Survey and to have agreed to proceed to closing in accordance with the terms of this Agreement.

         3.      Covenants, Representations and Warranties.

                 3.01 Seller's Covenants, Representations and Warranties. Seller hereby covenants, represents and warrants that to Seller's knowledge:

                          (a)     The documents delivered to Buyer pursuant to
Section 2.01 hereof are true, correct and complete in all material respects without intentional alteration or omission.

                          (b)     There are not pending any special assessments
or condemnation actions with respect to the Property.

                          (c)     This Agreement has been, and all the
documents to be delivered by Seller to Buyer at closing will be, duly authorized.

                          (d)     This Agreement, and the transfer of the
Property by Seller, shall not violate any contract, agreement or instrument to which Seller is a party or by which the Seller or the Property is bound.

                          (e)     Any and all improvements to the Property, and
any services the nonpayment of which could result in the imposition of mechanics' liens, have been or at closing will have been paid in full.

                          (f)     The Seller is not a "foreign person" within
the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986.

                          (g)     There are no existing or proposed eminent
domain proceedings with respect to the Property.

                          (h)     There are no actions or proceedings,
including actions or proceedings related to environmental matters, pending against Seller or with respect to the Property or any tenant at the Property before any court or administrative agency.





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                          (i)     Seller has received no written notice of, and
has no knowledge of, any violation of any zoning or other land use law or regulation regarding the physical condition of the Property.

                          (j)     Seller owns the Property in fee simple, free
and clear of all liens and encumbrances except those matters which are of public record or which are disclosed in writing to Buyer in the Title Commitment or the Survey, or otherwise disclosed in writing by Seller to Buyer or independently discovered by Buyer.

                          (k)     Seller has received no written notice of, and
has no knowledge of, any violation of any Environmental Requirements (defined herein) with respect to the existence, storage, use or other handling of any Hazardous Materials (defined herein) at the Property. "Environmental Requirements" shall mean all applicable present statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial and administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including, without limitation all requirements, including but not limited to those pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of Hazardous Materials into the air, surface water, ground water or land. "Hazardous Materials" shall mean (i) any flammable, explosive or radioactive materials, hazardous wastes, toxic substances or related materials, including, without limitation, substances defined as "hazardous substances," "hazardous materials," "toxic substances" or "solid waste" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Toxic Substances Control Act, 15 U.S.C., Section 2601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., and in the regulations adopted and publications promulgated pursuant to said laws,
(ii) those substances listed in the United States Department of Transportation Table (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 C.F.R.
Part 302 and amendments thereto), (iii) those substances defined as "hazardous wastes," "hazardous substances" or "toxic substances" in any similar federal, state or local laws or in the regulations adopted and publications promulgated pursuant to any of the foregoing laws or which otherwise are regulated by any governmental authority, agency, department, commission, board or instrumentality of the United States of America, the State of Texas or any political subdivision thereof, (iv) any pollutant or contaminant or hazardous, dangerous or toxic chemicals, materials, or substances within the meaning of any other applicable federal, state, or local law, regulation, ordinance, or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended; (v) petroleum or any by-products thereof; (vi) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. Sections 2011 et seq., as amended, and in the regulations adopted and publications promulgated pursuant to said law; (vii) asbestos in any form or condition; and (viii) polychlorinated biphenyls.

                          (l)     Seller has no employees.

                          (m)     All trash removal, landscaping, maintenance
and other service contracts and agreements relating to the Property may be terminated upon advance notice of 30





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days or less, and no such contracts or agreements require the payment of penalties upon cancellation.

                          (n)     None of the leases with tenants at the
Property require the payment of a security deposit.

                          (o)     No leasing commissions will be payable upon
the exercise by any of the tenants at the Property of an option to renew or extend the term of its lease.

                          (p)     Seller has received no notice of, and has no
knowledge of, any outstanding violations of any covenants, restrictions or other agreements affecting title to the Property.

                          (q)     None of the representations or warranties set
forth above is stated in such a manner as to be materially misleading.

                          Any reference in this Agreement to "knowledge,"
"actual knowledge" or "best of knowledge" of Seller, or the receipt of notices or other communications by Seller, shall be deemed to mean the actual knowledge of, or receipt of notice or communication by, Lisa L. Kaufman, whom Seller represents is the person in the employ of Seller, its affiliates or advisor having day-to-daymanagement responsibility with respect to the Property. Buyer acknowledges and agrees that such party nor any other employee or agent of Seller shall have any duty or obligation under this Agreement or other law to make any affirmative investigation of the matters covered by the foregoing provisions in order to determine the accuracy or truthfulness thereof. In addition, Buyer hereby acknowledges and agrees that except with respect to the foregoing representations and warranties set forth in this provision above, or that which may be expressly set forth elsewhere in this Agreement (if at all), the Property is to be conveyed by Seller to Buyer in "as-is, where-is" condition without warranty or representation, express or implied, as to zoning, physical condition, environmental condition, suitability for a particular purpose or any other matter whatsoever.

                 3.02 Conditions to Buyer's Closing. The continued accuracy in all material respects of the representations and warranties set forth in Section 3.01 above shall be a condition precedent to the Buyer's obligation to close hereunder. If any representation or warranty set forth in
Section 3.01 above shall prove to be incorrect in any material respect at or before closing, Buyer may, as its sole remedy on account thereof, terminate this Agreement and receive a return of its Deposit, in which event the parties shall have no further liability hereunder, except as may be expressly provided herein upon termination, and except that if the reason any such representation or warranty is incorrect is that Seller failed to disclose known defects or other information necessary for such representation or warranty to have been correct at the time made, then Buyer shall be entitled to receive a reimbursement of all of its verifiable out-of-pocket costs incurred in connection with this Agreement up to an amount of $75,000.00. Absent any such termination, upon closing hereunder the covenants, representations and warranties set forth in Section 3.01 above, as modified by the certificate delivered from Seller to Buyer at closing as described in Section 5.04, as well





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as the covenants contained in the first two sentences of Section 4.02 and the covenant contained in the first sentence of Section 4.03, shall be deemed remade as of the date of closing hereunder and shall survive the closing for a period of six months, provided that such six month period shall be extended to a period of one year with respect to (and only to) any claim under a covenant, representation or warranty as to which Seller is notified by Buyer in writing within such six month period, and further provided that such one year period shall be extended to the end of the concomitant litigation with respect to any claim as to which Seller is notified by Buyer in writing within the six month period and as to which Buyer files suit within one year from the date of closing. However, notwithstanding anything to the contrary herein, to the extent that any documents or information regarding the Seller or the Property are disclosed to Buyer or brought to Buyer's attention prior to closing, either orally or in writing, and Buyer nevertheless closes on purchase of the Property, Buyer shall be deemed to have accepted and to have waived any objection to or claim based on such documents or information. Furthermore, except with respect to any covenants, representations or warranties which are expressly to survive closing hereunder, any and all covenants, representations and warranties contained in this Agreement shall merge in the deed delivered at closing and shall not survive closing hereunder.

                 3.03 Buyer's Covenants, Representations and Warranties. Buyer hereby covenants, represents and warrants that to Buyer's knowledge:

                          (a)     This Agreement has been, and all the
documents to be delivered by Buyer to Seller at closing will be, duly authorized.

                          (b)     This Agreement, and the acquisition of the
Property by Buyer, shall not violate any contract, agreement or instrument to which Buyer is a party or by which the Buyer is bound.

                 3.04 Conditions to Seller's Closing. The continued accuracy in all material respects of the representations and warranties set forth in Section 3.03 above shall be a condition precedent to the Seller's obligation to close hereunder. If any representation or warranty set forth in
Section 3.03 above shall not be correct in any material respect at or before closing, Seller may terminate this Agreement and retain the Deposit pursuant to
Section 7.02 hereof.

         4.      Pre-closing Obligations.

                 4.01 Operations. Between the Effective Date and closing hereunder, Seller shall continue to repair, maintain and operate the Property according to the standards under which the Property has been operated prior to the Effective Date of this Agreement. In the event that after expiration of the Study Period but before closing hereunder, Seller has actual knowledge for the first time of the need for any roof, foundation or other structural repair at the Property, then Seller shall notify Buyer in writing of such fact.

                 4.02 Actions Affecting Property. Between the Effective Date and closing hereunder, Seller shall not execute any new leases or lease amendments without Buyer's prior





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written approval, which approval shall not be unreasonably withheld, conditioned or delayed. In addition, during the same period, Seller shall not without the prior written approval of the Buyer execute any documents, agreements or instruments affecting title to the Property or otherwise allow or permit the imposition of any liens or other encumbrances which affect title to the Property (with the understanding that Seller shall not be required to expend funds in order to prevent the imposition of a lien or encumbrance, unless the lien or encumbrance is the result of a voluntary act of Seller). Upon requesting approval of any lease with a prospective tenant or any renewal agreement with an existing tenant, Seller shall furnish to Buyer copies of (a) the form lease providing the basis for negotiations with such tenant, (b) the financial statements of the tenant supplied to Seller, (c) any credit reports with respect to the tenant obtained by Seller, and (d) a letter of intent or other statement of the business terms of the proposed lease or other agreement, including rent, lease term, tenant improvements, leasing commissions and allowances or concessions. In the event that Buyer fails to respond within 5 business days after any request for approval of a lease or any other document, then Buyer's approval shall be deemed granted.

                 4.03 Service Contracts. Between the Effective Date and closing hereunder, Seller shall not enter into any new landscaping, trash removal, maintenance or other service contracts or agreements relating to the Property without the prior written approval of the Buyer. In the event that Buyer fails to respond within 5 business days after any written request for approval of a service contract or agreement, then Buyer's approval shall be deemed granted. At closing, Seller shall assign, and Buyer shall assume, all landscaping, trash removal, maintenance and other service contracts or agreements relating to the Property.

                 4.04 Estoppel Letters. Within 21 days after the Effective Date of this Agreement, Seller shall request in writing from each of the tenants at the Property an estoppel letter based on the form of the estoppel letter previously provided by each such tenant in connection with Seller's financing of the Property and attached hereto as Exhibit B. Seller shall deliver to Buyer at or before closing copies of all estoppel certificates so obtained by Seller. In the event that by the time of closing hereunder, Seller has not obtained from any tenant at the Property an estoppel certificate substantially in the form shown in Exhibit B hereto with respect to such tenant, as modified to reflect accurate information regarding the lease term, rent and other terms of the respective tenant's lease, or any estoppel so obtained by Seller states that the Seller is in default under the applicable tenant's lease, then Buyer shall have the right, as its sole remedy on account thereof, to terminate this Agreement and receive a return of the Deposit, whereupon the parties shall have no further liability hereunder (except as may be expressly provided herein upon termination).

                 4.05 Marketing of Property. After the Effective Date, and until closing or earlier termination of this Agreement, Seller shall not enter into any other contract for sale of the Property unless such contract is expressly subject to the prior rights of Buyer hereunder.

         5.      Closing and Settlement.





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                 5.01     Closing Date.  The purchase and sale contemplated
herein shall either close at the office of the Escrow Agent or occur by mailed escrow closing within 15 calendar days after the expiration of the Study Period described in Section 2.02 above.

                 5.02 Deed and Title. At closing, Seller shall deliver to Buyer a special warranty deed in form reasonably satisfactory to both Seller and Buyer upon payment of the Purchase Price (subject to closing adjustments provided herein) to Seller. Title to the Property as conveyed by such deed shall be subject to (a) liens securing payment of taxes, assessments and other public charges imposed in connection with the Property but which are not yet due as of the date of closing, (b) all matters indicated on the Title Commitment which are not objected to by Buyer in accordance with Section 2.04 above, (c) any zoning, subdivision or other public laws and regulations, and
(d) leases or other occupancy agreements with tenants at the Property disclosed to Buyer as required by Section 2.01 hereof or executed by Seller after Buyer's approval or deemed approval pursuant to Section 4.02 hereof (collectively the "Permitted Encumbrances"). However, in the event that title insurance related to the Property (subject to exceptions for the Permitted Encumbrances, standard exceptions, customary requirements for issuance, payment of premiums, and other customary conditions) is not available to Buyer at closing due to defects in title to the Property first arising after issuance of the Title Commitment, then Buyer shall have the right to terminate this Agreement and receive a return of its Deposit, whereupon the parties shall have no further liability hereunder.

                 5.03 Additional Conveyances. At closing, Seller shall execute and deliver to Buyer, and where appropriate Buyer shall execute and deliver to Seller, the following documents in the form attached hereto or, where no form is attached hereto, as reasonably acceptable to the parties:

                          (a)     A bill of sale in the form attached hereto as
Exhibit C.

                          (b)     An assignment by Seller, with an assumption
by Buyer, of (i) all leases disclosed to Buyer affecting the Property, (ii) all service contracts and agreements disclosed to Buyer relating to the Property, and (iii) all equipment leases and all warranties and other rights relating to the Property which are assignable without charge or restriction, in the form attached hereto as Exhibit D.

                          (c)     Letters to each tenant at the Property
notifying the tenants of the sale of the Property to Buyer.

                          (d)     Evidence, in form satisfactory to the Buyer's
title insurer, of Seller's power and authority to enter into this transaction, as well as a customary owner's affidavit necessary for the Buyer's title insurer to issue a title insurance policy to Buyer.

                          (e)     A written certificate stating that all
representations and warranties contained in Section 3.01 above remain, as of the date of closing, correct in all material respects as when





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
first made hereunder or, if not correct, stating the extent to which any such representations and warranties are not correct, in the form attached hereto as Exhibit E.

                          (f)     A certificate stating that Seller is not a
"foreign person" for the purposes of Section 1445 of the Internal Revenue Code of 1986, in the form attached hereto as Exhibit F.

                          (g)     Original copies of all leases (including all
amendments thereto) and, if requested, original copies of all materials previously delivered or made available to Buyer pursuant to Section 2.01 hereof.

                 5.04 Possession. Possession of the Property shall be delivered to the Buyer on the date of closing.

                 5.05 Prorations. The parties shall adjust and prorate the following items, as of 11:59 p.m. on the day immediately prior to closing:

                          (a)     All rent, including base rent, minimum rent
and fixed rent (if any), which relates to the months or other applicable periods up through the month or other applicable period within which the closing occurs. Seller shall not receive a credit for any rental amounts which are due and payable prior to closing but not actually paid by the respective tenant(s). Buyer shall use commercially reasonable efforts to collect such delinquent amounts after closing and, after application to any amounts due but unpaid for the period after closing, promptly remit such amounts to Seller.

                          (b)     All amounts payable by tenants at the
Property as periodic estimates of the costs of utilities, insurance, maintenance, repairs and other operating expenses relating to the months or other applicable periods up through the month or other applicable period within which the closing occurs.

                          (c)     All real property taxes, assessments and
other governmental impositions of any kind or nature, including any special assessments or similar charges, which relate to the tax year or other applicable period within which the closing occurs. However, notwithstanding the foregoing, if any taxes or assessments are payable to the applicable authorities in arrears at the end of the calendar year or other tax period in which the closing occurs, no proration for such taxes or assessments shall be made at closing, provided that if any tenants at the Property are required to pay periodic estimates of such tenants' share of such taxes or assessments, Seller shall pay to Buyer at closing the periodic payments actually made by such tenants prior to closing with respect to the calendar year or other tax period in which the closing occurs.

                          (d)     All fees, costs and expenses under
maintenance, trash removal, janitorial or other service contracts which relate to the period within which the closing occurs.

                          Subject to the requirements of Section 4.02 above,
all leasing commissions and tenant improvement costs arising in connection with leases, lease amendments or other agreements with tenants which are entered into by Seller on or after the Effective Date and before closing shall be assumed and paid by Buyer, with an adjustment of the Purchase Price to be made at closing in order to credit to Seller any payments of such amounts made by Seller prior to closing.

                          The obligations under this section shall survive
closing. In the event that any errors in prorations or adjustments made at closing are discovered after closing, the parties shall promptly re-adjust the subject amounts, with such payments to be made between the parties as are necessary to correct the errors. In all events, the parties shall make such adjustments, or confirm in writing that no such adjustments are necessary, within 120 days after the end of the calendar year in which the closing occurs.

                 5.06 Closing Costs. Upon (but only upon) closing hereunder, Seller shall reimburse to Buyer (i) the cost to Buyer of obtaining the Survey, which may be an updated version of the 1996 survey delivered to Buyer pursuant to Section 2.01 hereof and (ii) the costs to Buyer of the Title Commitment, including standard rates and premiums, but excluding charges for coverage as to area and boundaries and any other special premiums or charges for extraordinary coverages obtained by Buyer. Buyer and Seller shall divide evenly any recording charges imposed in connection with the delivery and recordation of a deed for the Property and any escrow charges or other settlement costs of the transaction. Seller and Buyer shall each pay the costs of its own counsel.

                 5.07 Property Exchange. Seller agrees to cooperate at closing hereunder with Buyer's efforts to complete a tax-free exchange of property through the Buyer's purchase of the Property. Such cooperation shall include the signing of documents, as necessary, provided that Seller shall not be required to take title to any property other than the Property, and further provided that such cooperation shall be at no cost to Seller. In addition, Buyer hereby indemnifies Seller from any claims, suits, liabilities and expenses incurred in any connection with such exchange, which indemnification shall survive closing hereunder indefinitely.

         6.      Casualty and Condemnation.

                 6.01 Substantial Event. Until closing under this Agreement, Seller will maintain its existing all-risk property damage insurance on the buildings and improvements on the Property, on a replacement cost basis. If any improvements on the Property are destroyed or damaged and the cost of restoration exceeds $250,000, or if restoration after a casualty would take longer than 120 days, according to bona-fide contractors' estimates, or if any tenant has the right to terminate its lease as a result of a casualty, or if condemnation proceedings are commenced against the Property or any part thereof, between the date hereof and the date of closing, Buyer may terminate this Agreement and receive a return of its Deposit. However, in the event of such casualty or condemnation, Buyer shall have the right to elect not to terminate this

Agreement, in which case all proceeds of insurance or condemnation awards payable by reason of such damage or condemnation shall be paid or assigned to Buyer.

                 6.02 Insubstantial Event. In the event of damage to the improvements on the Property with the cost of restoration being $250,000 or less and the time necessary for restoration being less than 120 days, or if any improvements on the Property are destroyed or damaged as described in Section
6.01 above but Buyer elects not to terminate the Agreement, then all proceeds of insurance or condemnation awards payable by reason of such damage or condemnation shall be paid or assigned to Buyer, and Buyer shall proceed to closing.

         7.      Default/Remedies.

                 7.01 Default by Seller. If Seller breaches or defaults in any obligation under this Agreement (subject to Section 3.02 hereof), and such breach or default is not cured within a reasonable time after written notice from Buyer, then provided Buyer is not in breach or default hereunder, Buyer shall have, as its sole option and remedy on account thereof, the right to enforce this Agreement by specific performance. However, in the event of any such uncured default by Seller, and after making good faith efforts to enforce this Agreement by specific performance, Buyer is denied the right of specific performance by order of court or otherwise, then Buyer shall have the right to terminate this Agreement and receive a return of the Deposit, whereupon Buyer shall be entitled to receive from Seller a reimbursement of all of its verifiable out-of-pocket costs incurred in connection with this Agreement up to an amount of $75,000.00.

                 7.02 Default by Buyer. If Buyer breaches any covenant, warranty or representation contained in this Agreement, then provided Seller is not in breach or default hereunder, Seller shall have the right to retain the Deposit (in which case the Escrow Agent shall pay the Deposit to Seller), as Seller's sole remedy and liquidated damages on account of the Buyer's default, with the parties agreeing that the Seller's actual damages would be difficult to ascertain and that the Deposit is the parties' best and good faith estimate of such damages and not a penalty.

         8.      Provisions Regarding Escrow Agent.

                 8.01 Administration of Deposit. The Escrow Agent agrees to hold and apply the Deposit in accordance with the terms and conditions of this Agreement. The Escrow Agent shall invest the Deposit as directed by the Buyer.

                 8.02 Limitation on Liability. The following provisions shall control with respect to the rights, duties and liabilities of the Escrow
Agent:

                          (a)     The Escrow Agent acts hereunder as a
depository only and is not responsible or liable in any manner whatsoever for the (i) sufficiency, correctness, genuineness or validity of any written instrument, notice or evidence of a party's receipt of any instruction or notice which is received by the Escrow Agent, or (ii) identity or authority of any person executing such instruction, notice or evidence.

                          (b)     The Escrow Agent shall have no responsibility
hereunder except for the performance by it in good faith of the acts to be performed by it hereunder, and the Escrow Agent shall have no liability except for its own willful misconduct or gross negligence.

                          (c)     The Escrow Agent shall not be responsible for
the solvency or financial stability of any financial institution with which Escrow Agent is directed to invest funds escrowed hereunder.

                          (d)     The Escrow Agent shall be reimbursed on an
equal basis by Buyer and Seller for any reasonable expenses incurred by the Escrow Agent arising from a dispute with respect to the amount held in escrow, including the cost of any legal expenses and court costs incurred by the Escrow Agent, should the Escrow Agent deem it necessary to retain an attorney with respect to the disposition of the amount held in escrow.

                          (e)     In the event of a dispute between the parties
hereto with respect to the disposition of the amount held in escrow, the Escrow Agent shall be entitled, at its own discretion, to deliver such amount to an appropriate court of law pending resolution of the dispute.

         9. Confidentiality. Buyer expressly agrees to protect and hold in the strictest confidence the transactions contemplated by this Agreement, the documents and information provided by Seller to Buyer under Section 2.01 hereof or otherwise (except for that which is readily available to the public), and all negotiations between the parties. Notwithstanding the foregoing, Buyer shall be permitted to disclose such matters, as appropriate, to its officers, directors, employees and partners and to its attorney(s), surveyor, title insurer, broker and accountants, provided that Buyer requires such parties, in writing, to observe the foregoing covenant regarding confidentiality, and this section shall not apply to the extent of any information which Buyer determines in good faith should be disclosed by Buyer pursuant to state or federal securities laws or the rules of any national securities exchange. Buyer further agrees that if the transaction contemplated by this Agreement does not occur for any reason whatsoever, Buyer shall promptly return to Seller all copies of documents and other written materials related to the transaction furnished to the Buyer and such other parties under Section 2.01 or otherwise. The provisions of this section shall survive any termination of this Agreement.

         10.     Miscellaneous.

                 10.01 Assignment. Any assignment of this Agreement by Buyer must meet with Seller's prior written approval. Upon any such assignment of this Agreement, the original named Buyer herein shall not be released but shall remain primarily responsible for all duties, obligations and liabilities of the Buyer hereunder. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

                 10.02 No Personal Liability. No employee, officer, director, trustee, partner or affiliate of Seller, or any investment manager or other agent of Seller, shall be personally liable or responsible for any duties, obligations or liabilities of the Seller hereunder or in any other connection with the Property or this transaction. No employee, officer or director of Buyer shall be personally liable or responsible for any duties, obligations or liabilities of the Buyer hereunder.

                 10.03 Applicable Law. This document shall be governed by, construed and enforced in accordance with the laws of the state in which the Property is located. The parties agree that the United States District Court for such state or any court of such state shall have jurisdiction in any proceeding instituted to enforce this Agreement, and any objections to such venue are hereby waived.

                 10.04 Notices. All notices given in connection with this Agreement shall be effective as of the date personally delivered, the date sent by confirmed facsimile transmission, one day after the date delivered to overnight courier, or three days after being mailed by U.S. Mail (postage prepaid), as the case may be, if sent to the parties at the following addresses:

                          Seller's notice address:

                          c/o ABKB/LaSalle Securities Limited
                          100 East Pratt Street, Suite 2030
                          Baltimore, Maryland 21202
                          Attn: Lisa L. Kaufman
                          Fax: 410/347-0612

                          Buyer's notice address:

                          145 South Fairfax Avenue, 4th Floor
                          Los Angelos, CA  90036
                          Attn: Joseph K. Kornwasser
                          Fax: 213/937-8175

                          Escrow Agent's notice address:

                          1129-20th Street, N.W., Suite 505
                          Washington, D.C. 20036
                          Attn: Douglas Mathis
                          Fax: 202/466-5070

                 10.05 Entire Agreement. This Agreement contains all agreements of the parties with respect to the Property and supersedes any prior discussions, contracts or other agreements with respect thereto. No modifications to this Agreement or waivers of any rights or benefits provided herein shall be binding unless signed by the party against whom such modification or waiver is sought to be enforced.

                 10.06 Broker. Each of Seller and Buyer represents and warrants to the other that it has not dealt with any broker or finder in connection with the transaction contemplated by this Agreement, except for Marcus & Millichap, to whom Seller shall pay a commission at closing according to separate agreement. Furthermore, each of Seller and Buyer indemnifies and holds the other harmless from and against any losses, damages, costs or expenses (including attorneys' fees) incurred by such other party due to a breach of the foregoing warranty and representation. The foregoing indemnity shall survive closing.

                 10.07 Attorney's Fees. If any action is brought by either party hereto against the other party, the party in whose favor a final judgment shall be entered shall be entitled to recover court costs and reasonable attorneys' fees incurred in connection therewith.

                 10.08 Perpetuities. If the rule against perpetuities would invalidate this Agreement or any portion hereof, due to the potential failure of an interest in property created herein to vest within a particular time, then notwithstanding anything to the contrary herein, each such interest in property must vest, if at all, before the passing of 21 years from the date of this Agreement, or this Agreement shall become null and void upon the expiration of such 21 year period and the parties shall have no further liability hereunder.

                 10.09 Timing. The phrase "business days" as used herein shall mean the days of Monday through Friday, excepting only federal holidays. The phrase "calendar days" as used herein shall mean all days of the week, including all holidays. Time is of the essence of this Agreement.

                 10.10 Reporting. Seller agrees to cooperate after closing hereunder with any reasonable request by Buyer for information which is necessary or desirable for Buyer to comply with its reporting obligations under state or federal securities laws or the rules of any national securities exchange. Such cooperation shall include without limitation the making of any operating books and records of the Property relating to the three full calendar years prior to closing, if available, available for review by Buyer's auditors at Seller's offices upon reasonable advance notice. Such covenant shall survive closing for a period of one year.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.


SELLER:                             MADISON PROPERTY I, L.P.

                                    By:  Madison Property Investment Co. L.L.C.,
                                         its sole general partner

Jackie Claylar
____________________________        By: /s/ Lisa L. Kaufman
                                       __________________________________
Witness                                  Name: Lisa L. Kaufman
                                               _________________________
                                         Title: Asst. Vice President
                                               __________________________

                                    Date of execution:  2/20/97
                                                       ______________________

Jacqueline Clark
____________________________        By: /s/ illegible
                                        __________________________________
Witness                                  Name: illegible
                                              _________________________
                                         Title: Principal
                                               __________________________

                                    Date of execution:______________________


BUYER:                              PRICE/BAYBROOK, LTD.

                                    By: Price/Texas, Inc., General Partner

Nancy Darr
____________________________        By: /s/ Joseph Karnwasser
                                        __________________________________
Witness                                  Name: Joseph Karnwasser
                                               _________________________
                                         Title: Pres./CEO
                                               __________________________

                                    Date of Execution:  2/18/1997
                                                       ______________________

ESCROW AGENT:                       CHICAGO TITLE INSURANCE
                                    COMPANY


____________________________        By: /s/ Terry A. Arenson
                                       __________________________________
Witness                                  Name: Terry A. Arenson
                                              _________________________
                                         Title: Resident Vice President
                                               __________________________

                                    Date of Execution:  2-20-97
                                                      ___________________


                                  Attachments

                        Exhibit A - Plat/Description of Property
                        Exhibit B - Copies of tenant estoppel certificates Exhibit C - Bill of Sale
                        Exhibit D - Assignment Agreement
                        Exhibit E - Affidavit
                        Exhibit F - FIRPTA Certificate

                                   Exhibit A


                        [PLAT OR DESCRIPTION OF PROPERTY


                                   [Attached]

                                   Exhibit B


                       [COPIES OF ESTOPPEL CERTIFICATES]


                                   [Attached]

                                   Exhibit C


                                  BILL OF SALE

         THIS BILL OF SALE is made as of the ____ day of ____________, 1997, by _____________________________ ("Seller") for benefit of
_______________________________________ ("Buyer").

         WHEREAS, on the date hereof, Seller has sold and transferred to Buyer certain real property known as the "______________________" which is comprised of a _______ building, parking facilities and other improvements situated on a parcel of land more particularly described on Exhibit A attached hereto (collectively the "Property"), which Property is located at _____________________________ in ______________________, ______________.

         AND, WHEREAS, in connection with such sale and transfer of the Property, Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, all personal property of Seller located at the Property.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby sells, transfers and conveys to Buyer and Buyer's successors and assigns, without recourse, all rights, title and interest of Seller in and to any and all equipment, fixtures and personal property (collectively the "Personal Property") which is owned by Seller and located at the Property, which Personal Property is transferred hereunder "as-is, where-is" with all faults and without any warranty or representation as to condition, suitability for a particular purpose or any other matter whatsoever.

         IN WITNESS WHEREOF, the Seller has executed this Bill of Sale as of the date set forth in the first paragraph above.


SELLER:                              _____________________________

                                     By: ________________________


____________________________         By: __________________________________
Witness                                   Name:_________________________
                                          Title:__________________________


                                  Attachments

                                  Exhibit A - Description of Property

                                   Exhibit D


                              ASSIGNMENT AGREEMENT


         THIS ASSIGNMENT AGREEMENT ("Assignment") is made as of the ____ day of ______________, 1997, by and between _____________________________ ("Assignor")
and _____________________________ ("Assignee").

         WHEREAS, as of the date hereof, Assignee has purchased from Assignor certain real property known as the "___________________" which is comprised of a ______ building, parking facilities and other improvements situated on a parcel of land more particularly described on Exhibit A attached hereto (collectively the "Property"), which Property is located at ________________________ in __________________, _____________.

         AND, WHEREAS, in connection with such purchase and sale of the Property, Assignor and Assignee enter into this Agreement in order to provide for the assignment of leases and other interests in the Property.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Assignor hereby assigns and transfers to Assignee all rights, title and interest of Assignor in and to the following described rights, property and interests:

                 (a) All leases (including ground leases), subleases and other occupancy agreements relating to or affecting the Property, together with all guarantees of obligations of tenants and other parties under such leases and agreements, which leases and other agreements are listed in Exhibit B attached hereto (collectively the "Leases").

                 (b) All rights, title and interest in and to, and for use of, any and all trademarks, logos or other trade names used in connection with the Property (collectively the "Trade Name").

                 (c) All utility, janitorial, landscaping, trash removal and other service or other contracts or agreements affecting or related to the Property, which contracts and other agreements are listed in Exhibit C attached hereto (collectively the "Service Contracts").

                 (d) Any and all warranties for work or construction performed or to be performed in connection with the Property or for machinery or equipment attached thereto, and any and all permits, licenses and other similar rights or approvals issued in any connection with the Property, to the extent assignable and transferable (collectively the "Permits and Warranties").

         2. Assignee hereby accepts the foregoing assignment of the Leases, Trade Name, Service Contracts, and Warranties and Permits, and Assignee hereby assumes all the duties and obligations of Assignor to be performed under the Tenant Leases and the Service Contracts and relating to the period commencing on and after the date hereof.

         3. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

         IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date set forth in the first paragraph above.


ASSIGNOR:                            _______________________________

                                     By: _________________________


____________________________         By: __________________________________
Witness                                   Name:_________________________
                                          Title:__________________________


ASSIGNEE:                            _______________________________


____________________________         By: __________________________________
Witness                                   Name:_________________________
                                          Title:__________________________


                                  Attachments

                        Exhibit A - Description of Property
                        Exhibit B - List of Leases
                        Exhibit C - List of Service Contracts

                                   Exhibit E


                                   AFFIDAVIT


         THIS AFFIDAVIT is made as of the ____ day of ____________, 1997 by _______________________ ("Seller") for benefit of _______________________
("Buyer").

         WITNESSETH, as required by that Sale and Purchase Agreement having an effective date of _______________ (the "Agreement") pertaining to the purchase and sale of property known as the "____________________" located at _________________ in ___________, ______________ (the "Property"), Seller
hereby confirms for the Buyer that all of the representations and warranties set forth in Section 3.01 of the Agreement remain, as of the date hereof, true and correct in all material respects, except as may be otherwise identified on Exhibit A attached hereto.

         IN WITNESS WHEREOF, the Seller has executed this Affidavit as of the date set forth in the first paragraph above.


SELLER:                              ______________________________

                                     By: ________________________


____________________________         By: __________________________________
Witness                                   Name:_________________________
                                          Title:__________________________


                                  Attachments

                        Exhibit A - List of Variations

                                   Exhibit F


                               FIRPTA CERTIFICATE


         WHEREAS, Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the ___________________________ (the "Transferee") that withholding of tax is not required upon the disposition of a U.S. real property interest by _______________________ ("Transferor"), the undersigned hereby certifies the following on behalf of the said Transferor:

         1. The said Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

         2. Transferor's U.S. employer identification number is _____________;

         3. Transferor's office address is c/o LaSalle Advisors Limited Partnership, 100 E. Pratt St., Suite 2030, Balto., MD 21202.

         Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee. This Certificate is given under penalty of perjury.

         IN WITNESS WHEREOF, the Seller has executed this Certificate as of the date set forth in the first paragraph above.


TRANSFEROR:                          ______________________________

                                     By: ________________________


____________________________         By: __________________________________
Witness                                   Name:_________________________
                                          Title:__________________________